Exhibit 99.1

Compass Diversified Holdings

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except per share data)	Three Months Ended March 31, 2014	Three Months Ended March 31, 2013

Net sales	$246,048	$241,567
Cost of sales	169,696	165,194

Gross profit	76,352	76,373
Operating expenses:
Selling, general and administrative expense	46,173	41,209
Supplemental put expense	—	6,396
Management fees	4,735	4,316
Amortization expense	7,349	7,630

Operating income	18,095	16,822

Other income (expense):
Interest income	9	2
Interest expense	(4,581)	(5,341)
Amortization of debt issuance costs	(570)	(485)
Other income, net	184	327

Income before income taxes	13,137	11,325
Provision for income taxes	5,764	7,699

Net income	7,373	3,626
Less: Net income attributable to noncontrolling interest	2,714	2,032

Net income attributable to Holdings	$4,659	$1,594

Basic and fully diluted net income per share	$0.08	$0.03

Basic and fully diluted weighted average number of shares outstanding	48,300	48,300

Cash distributions declared per share	$0.36	$0.36

Compass Diversified Holdings

Condensed Consolidated Statements of Cash Flows

(unaudited)

(in thousands)	Three Months Ended March 31, 2014	Three Months Ended March 31, 2013

Cash flows from operating activities:
Net income	$7,373	$3,626
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	11,985	11,611
Unrealized (gain) loss on interest rate and foreign currency derivatives	92	(385)
Amortization of debt issuance costs and original issue discount	864	845
Supplemental put expense	—	6,396
Noncontrolling stockholders charges	1,365	1,301
Excess tax benefit on stock-based compensation	(1,061)	—
Deferred taxes	(594)	(857)
Other	(53)	(71)
Changes in operating assets and liabilities, net of acquisition:
Increase in accounts receivable	(15,652)	(18,130)
Increase in inventories	(7,063)	(2,010)
Increase in prepaid expenses and other current assets	(3,274)	(187)
Increase (decrease) in accounts payable and accrued expenses	(22)	17,987

Net cash (used in) provided by operating activities	(6,040)	20,126

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(42,297)	—
Purchases of property and equipment	(3,631)	(3,328)
Payment of interest rate swap	(495)	—
Proceeds released from escrow related to Staffmark sale	—	93
Other investing activities	7	—

Net cash used in investing activities	(46,416)	(3,235)

Cash flows from financing activities:
Net borrowing of debt	41,287	2,363
Distributions paid	(17,388)	(17,388)
Net payments related to noncontrolling interest	1,156	(3,090)
Debt issuance costs	(278)	—
Excess tax benefit on stock-based compensation	1,061	—
Other	—	(22)

Net cash provided by (used in) financing activities	25,838	(18,137)

Foreign currency impact on cash	11	(495)
Net decrease in cash and cash equivalents	(26,607)	(1,741)
Cash and cash equivalents — beginning of period	113,229	18,241

Cash and cash equivalents — end of period	$86,622	$16,500

Compass Diversified Holdings

Condensed Consolidated Balance Sheets

(in thousands)	March 31, 2014	December 31, 2013
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$86,622	$113,229
Accounts receivable, less allowance of $3,758 and $3,424	129,563	111,736
Inventories	168,598	152,948
Prepaid expenses and other current assets	22,630	21,220

Total current assets	407,413	399,133

Property, plant and equipment, net	71,477	68,059
Goodwill	259,982	246,611
Intangible assets, net	336,334	310,359
Deferred debt issuance costs, net	7,918	8,217
Other non-current assets	13,058	12,534

Total assets	$1,096,182	$1,044,913

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$117,468	$118,129
Due to related party	4,330	4,528
Current portion, long-term debt	5,350	2,850
Other current liabilities	4,050	4,623

Total current liabilities	131,198	130,130

Long-term debt	319,471	280,389
Deferred income taxes	59,192	60,024
Other non-current liabilities	23,831	5,435

Total liabilities	533,692	475,978

Stockholders’ equity
Trust shares, no par value, 500,000 authorized; 48,300 shares issued and outstanding at 3/31/14 and 12/31/13	725,453	725,453
Accumulated other comprehensive income	684	693
Accumulated deficit	(265,333)	(252,761)

Total stockholders’ equity attributable to Holdings	460,804	473,385
Noncontrolling interests	101,686	95,550

Total stockholders’ equity	562,490	568,935

Total liabilities and stockholders’ equity	$1,096,182	$1,044,913

Compass Diversified Holdings

Condensed Consolidated Table of Cash Flows Available for Distribution and Reinvestment (“CAD”)

(unaudited)

(in thousands)	Three Months Ended	Three Months Ended
	March 31, 2014	March 31, 2013
Net income (loss)	$7,373	$3,626
Adjustment to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	11,985	11,611
Amortization of debt issuance costs and original issue discount	864	845
Unrealized loss on derivatives	92	(385)
Excess tax benefit from subsidiary stock options (1)	(1,061)	—
Supplemental put expense	—	6,396
Noncontrolling stockholders charges	1,365	1,301
Other	(53)	(71)
Deferred taxes	(594)	(857)
Changes in operating assets and liabilities	(26,011)	(2,340)

Net cash provided by operating activities	(6,040)	20,126
Plus:
Unused fee on revolving credit facility (2)	600	645
Excess tax benefit from subsidiary stock options (1)	1,061	—
Other	53	71
Changes in operating assets and liabilities	26,011	2,340
Less:
Maintenance capital expenditures (3)	3,104	2,346
FOX CAD (4)	3,494	—
Payment on swap	495	—

Estimated cash flow available for distribution and reinvestment	$14,592	$20,836

Distribution paid in April 2014/2013	$17,388	$17,388

(1)	Represents the non-cash excess tax benefit at FOX related to the exercise of stock options.
(2)	Represents the commitment fee on the unused portion of the Revolving Credit Facility.
(3)	Excludes growth capital expenditures of approximately $0.5 million and $1.0 million for the three months ended March 31, 2014 and March 31, 2013, respectively.
(4)	Represents FOX CAD subsequent to IPO date. For the quarter ended March 31, 2014, the amount includes approximately $7.6 million of EBITDA, less: $2.2 million of cash taxes, $0.9 million of management fees and $0.9 million of maintenance capital expenditures.